Scout Code of Ethics-Personal Trading Annex

Scout Funds

Scout Investments

Reams Asset Management Division

Scout Distributors

July 2012

This Scout Code of Ethics-Personal Trading Annex (“Policy”) is meant to supplement the Fiduciary Services Code of Ethics. Scout Investments (“SI”), including its Reams Asset Management Division (“Reams”), Scout Distributors (“SDL”) (together referred to as “Scout”) and the Scout Funds have adopted this Policy with the objective of supplementing the Fiduciary Services Code Ethics and addressing potential conflicts of interest with regard to employee trading consistent with Scout and the Scout Funds’ fiduciary standard of ethics as well as applicable law and regulation. Together, the Fiduciary Services Code of Ethics and Scout Code of Ethics-Personal Trading Annex are hereby referred to as the Code of Ethics and are intended to constitute Scout and the Scout Funds’ written code of ethics as required by Rule 17j-1 under the Investment Company Act of 1940 and Scout’s written code of ethics required Rule 204A-1 under the Investment Advisers Act of 1940.

Scope of Policy

This Policy applies to all Supervised Persons. A Supervised Persons means any Scout partner, officer, director (or other person occupying a similar status or performing functions similar to any of those persons), or employee, or any other persons who provide advice on behalf of Scout and who are subject to Scout’s supervision and control.

In addition, certain Supervised Persons have additional responsibilities relating to their personal security trading. These employees are referred to as Access Persons. An Access Person includes any: (i) Supervised Person that has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Scout Fund (or other Reportable Fund); (ii) Supervised Person that is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or (iii) officer, director or partner of Scout or the Scout Funds.

All Access Persons (except for Independent Trustees as described below) are further classified into one of the five following categories at the discretion of Scout’s Chief Compliance Officer using the following general definitions:

Board Access Person means any Access Person that is a Scout director and in connection with his or her regular duties: (i) is not involved in making securities recommendations to Clients; and (ii) does not normally have access to nonpublic information regarding Clients’ purchase or sale of securities or nonpublic information regarding Client portfolio holdings.

Scout Investment Access Person means any Scout Access Person that in connection his or her regular duties: (i) makes or participates in making recommendations or placing orders for the purchase or sale of securities for any Client; or (ii) is a member of the SI Investment Committee.

Reams Investment Access Person means any associate of Reams that is an Access Person and a portfolio manager.

Reams General Access Person means any associate of Reams that is an Access Person and that is not a portfolio manager.

Scout General Access Person means any other Access Person not mentioned above.

Access Persons of the Scout Funds

All of the Scout Funds’ directors, officers and general partners are considered, for purposes of the Code of Ethics, Access Persons. However, Independent Trustees are not subject to the sections relating to Limits on Trading, Reporting Requirements for Scout Access Persons or Review of Scout Access Person Reports unless the Independent Trustee knows, or in the ordinary course of fulfilling his or her official duty as an Independent Trustee should have known, that during the 15 day period immediately before or after an Independent Trustees’ transaction in a Covered Security the Scout Funds purchased or sold the Covered Security, or that the Scout Funds or SI considered purchasing or selling the Covered Security. In such case, the Independent Trustee will be responsible for submitting a Quarterly Transaction Report as described below.

Limits on Trading

All Access Persons are subject to certain pre-clearance requirements and/or designated restrictions relating to transactions in Covered Securities (as defined under the Section “Definitions”.) Except for those transactions listed below, all Access Persons must obtain pre- clearance for all purchase or sales in Covered Securities. Scout may authorize or deny any pre- clearance request based upon the obligations contained in this Policy and the overall Code of Ethics.

Pre-clearance requests must be submitted via an electronic system (Compliance 11 database) or, in limited circumstances (e.g. Limited Offerings or in the event of a system malfunction) through a form as directed by the Chief Compliance Officer. If the request is approved, the authorization is valid for up to forty-eight (48) hours or in the case of a Limited Offering as directed by SI’s Chief Compliance Officer. Any personal trade subject to these pre-clearance requirements that is placed as a “limit order” must also be placed as a “day order.” The following purchases or sales in Covered Securities are exempt from the above pre-clearance requirements:

•	Purchases or sales by a Board Access Person that does not involve a Limited Offering;

•	Purchases or sales in an account which an Access Person has no direct or indirect influence or control;

•	Purchase or sales of securities which are non-voluntary on the part of the Access Person, including mergers, recapitalizations or similar transactions;

•	Purchases or sales pursuant to an Automatic Investment Plan ;

•	Purchases that are part of an issuer’s automatic dividend reinvestment plan;

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Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights are so acquired;

•	Purchases or sales in exchange traded funds; or

•	Purchases or sales in open-end investment company shares (including purchases or sales of the Scout Funds).

Access Persons desiring to invest in a Limited Offering must consult with and receive written prior authorization from SI’s Chief Compliance Officer. The Chief Compliance Officer will consider certain factors, including without limitation, applicable federal securities laws, the likelihood of a Client buying the Limited Offering, whether the Limited Offering is appropriate for a Client or any circumstances surrounding the Access Person’s opportunity to acquire the Limited Offering.

Restricted Trades

Scout prohibits the following purchases or sales of a Covered Security in which a Scout General Access Person or Scout Investment Access Person has Beneficial Ownership:

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The sale of a Covered Security on the Restricted List within thirty (30) days of purchase at a price greater than any purchase within the thirty (30) day period, provided the Scout General Access Person or Scout Investment Access Person may still sell the Security and disgorge any difference in the sale and purchase price.

In addition, Scout prohibits the following purchases or sales of a Covered Security in which a Scout Investment Access Person has Beneficial Ownership:

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The purchase or sale of a Covered Security on the Restricted List, unless: (i) the issuer of the Security has a market capitalization greater than $2.5 billion; and (ii) the proposed transaction involves less than $50,000 of the issuer’s Securities. Trades on sequential business days are aggregated in calculating the $50,000 limit.

A Covered Security will be placed on the Restricted List if the Covered Security is held in an SI Client discretionary account, provided that the Restricted List will not include shares of an Investment Company.

Scout also prohibits the following purchases or sales of a Covered Security in which a Reams General Access Person or a Reams Investment Access Person has beneficial ownership:

•	The purchase or sale of a Covered Security on the same day in which the General Reams Access Person knows that a Client Account has a pending “buy” or “sell” order in that same Covered Security.

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The sale of a Covered Security of a type permitted to be held by a Fixed Income Client (“Reams Permitted Client Security”) within sixty (60) days of purchase at a price greater than any purchase within the sixty (60) day period, provided the Reams General Access Person or Reams Investment Access Person may still sell the Security and disgorge any difference in the sale and purchase price.

In addition, Scout prohibits following purchases or sales of a Covered Security in which a Reams Investment Access Person has beneficial ownership:

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The purchase or sale of a Covered Security that is a Reams Permitted Client Security if the Reams Investment Access Person is aware that a Client account has either executed a trade within seven (7) days or intends to execute a trade within seven (7) days, unless the Reams Investment Access Person: (i) places the same transaction type as the Client’s transaction, (e.g., buy or sell); (ii) places the order after the execution of the Client’s transaction; and (iii) receives a price that is not better than the price received by the Client.

The Chief Compliance Officer may waive any of the above limitations for any Access Person provided the circumstances relating to the sale were not foreseen by the Access Person at the time of the purchase or the limitations on the transaction will otherwise cause great hardship to the Access Person. The Chief Compliance Officer must maintain a record of any exemptions made pursuant to this paragraph.

Prohibited Trades

All Supervised Persons are prohibited from trading based upon material non-public information, in accordance with Scout Policy on Insider Trading. All Supervised Persons are subject to blackout restrictions pertaining to transactions in a Covered Security that he or she has Beneficial Ownership. A Blackout List will be maintained by a designated Compliance Officer and a Covered Security will be placed on the Blackout List if the Compliance Officer, in consultation with the Chief Compliance Officer and/or other appropriate personnel, determine that a Supervised Person has Material Non-Public Information (as defined in Scout’s Policy on Insider Trading.) Access Persons are prohibited from purchasing or selling a Covered Security on the Blackout List.

Reporting Requirements for Access Persons

Access Persons

Except as described below, all Access Persons are required to:

•	File a Brokerage Accounts Report no later than 10 days after being designated as an Access Person.
•	File an Initial Holdings Report no later than 10 days after being designated as an Access Person.
•	File an Annual Holdings Report by January 30th each year for the previous twelve months beginning January 1st and ending December 31st.
•	File a Quarterly Transactions Report no later than 30 days after the end of each calendar quarter.
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Notify each firm that maintains a brokerage account for them, or a Family Member, of their association with Scout and the requirement to receive duplicate copies of confirmations and periodic statements.

Brokerage Accounts Report

Every Access Person must submit a Brokerage Accounts Report no later than 10 days after the individual is designated as an Access Person. Each Access Person must disclose in this record each brokerage account in which they have any Beneficial Ownership (including the broker firm’s name and the account number.) The statement also must include the brokerage account(s) for any Family Member of the Access Person. It is the responsibility of each Access Person to notify each firm through which they or a Family Member maintains an account of their affiliation with Scout. This record must be updated if new outside brokerage accounts are opened or closed at any time after the initial record is submitted and confirmed.

Upon submission of this statement a designated Compliance Officer will send a request to receive duplicate confirmation and periodic statements. It is the Access Person’s responsibility to ensure that the Compliance Department’s request is honored.

Initial Holdings Report

Every Access Person must submit an Initial Holdings Report no later 10 days after the individual is designated as an Access Person. Information contained in the report must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person. The Initial Holdings Report must contain the following information for each Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

•	The title and type of each Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount;

•	The name of any broker, dealer or bank with whom the Scout Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Scout Access Person;

•	The date the report is submitted by the Scout Access Person.

Quarterly Transaction Reports

Every Access Person must submit a Quarterly Transaction Report, no later than 30 days after the end of each calendar quarter with the following information for transactions in any Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

•	The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares, and the principal amount;

•	The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition;

•	The price at which the transaction was effected;

•	The name of each broker, dealer, bank, or other financial institution maintaining a brokerage or other account for the Scout Access Person or Family Member and the account number assigned to it; and

•	The date the report is submitted.

The Access Person will not have to submit a Quarterly Transaction Report if duplicate trade confirmations or accounts statements are received by Scout within 30 days after the end of the applicable calendar quarter and contain the necessary information listed above. The Access Person will be responsible for confirming that the duplicate confirmations or account statements meets these requirements within 30 days after the end of the applicable calendar quarter.

Annual Holdings Report

Every Access Person must submit an Annual Holdings Report by January 30th of each year. Information contained in the report must be current as of a date not more than 45 days prior to the date the Access Person submits the report.

The Initial Holdings Report and Annual Holdings Report must contain the following information for each Covered Security in which the Access Person or Family Member has any direct or indirect Beneficial Ownership:

•	The title and type of each Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount;

•	The name of any broker, dealer or bank with whom the Scout Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Scout Access Person; and

•	The date the report is submitted by the Access Person.

Reporting Exemptions

Access Persons are not required to report:

•	Accounts or Securities held in accounts over which the Access Person has no direct influence or control (e.g., third-party fully discretionary managed account); and

•	Transactions effected pursuant to an Automatic Investment Plan.

Review of Access Person Reports

A designated Compliance Officer within the Fiduciary Services Compliance Group will assess Access Person trading activities and compare these activities to trading activity with certain accounts managed by SI, Reams, UMB Bank, n.a. or other affiliates of Scout as appropriate. Any violations of the Code of Ethics shall be reported promptly to the Scout Chief Compliance Officer. Factors that will be considered in assessing whether personal trading activity include one or more of the following, but not necessarily be limited to:

•	The nature of the Access Person’s role relative to Client accounts;

•	The Access Person’s access to nonpublic information regarding Client holdings;

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The timing of the Access Person’s receipt of information that contributes to that person being an Access Person (e.g., knowledge of trade activity before or shortly after trade placed by a Client account reflects different risk profile than receipt of a recommended list once a quarter);

•	Impact of SI, UMB Bank, n.a. or other affiliates of Scout trading volume in a particular security in comparison to market trading volume;

•	Proximity of the Access Person trade in relation to a Client trade and whether the trade took place before or after the trade within the Client account;

•	Potential that an Access Person’s trading activity represents conduct prohibited by a Reportable Fund;

•	Patterns of trading activity within the Access Person’s account, and within a Client account if the Access Person has a vital role supporting the investment decisions in the Client’s account.

Certifications

Each Supervised Person will be provided a copy of the Code of Ethics and must certify in writing no later than 30 days after receipt that they have received the Code Ethics, read and understand the Code of Ethics and agree to comply with the applicable terms of the Code of Ethics. Scout will provide any amendments to the Code of Ethics and will require all Supervised Persons to certify in writing that they have received, read and understand the amendments. Each year the Chief Compliance Officer or compliance officer designated by the Chief Compliance Officer will conduct an annual meeting with all Supervised Persons to review the Code of Ethics and will require all Supervised Persons to annually certify that they have read, understood and complied with the Code of Ethics, that they have made all of the reports required by the Code of Ethics and have not engaged in any prohibited conduct.

Reporting Violations

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Reporting to SI Board of Directors and Scout Funds Board of Trustees

At least annually, the Chief Compliance Officer of the Scout Funds and the Chief Compliance Officer of SI shall provide to the Scout Funds’ board of trustees, and the Scout Funds board of trustees must consider, a written report that: (i) describe any issues arising under the Code of Ethics or procedures since the last report to the board of trustees, including but not limited to, information about material violations of the Code of Ethics and sanctions imposed in response to the material violation; (ii) identify any recommended change to existing restrictions or procedures based upon the experience under the Code of Ethics, evolving industry practices and developments in applicable laws and regulations; and (iii) certifies that SI and the Scout Funds (as applicable) have adopted policies and procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Amendments to the Code of Ethics

The board of directors of SI and the board of trustees of the Scout Funds, including a majority of Independent Trustees of the Scout Funds, must approve any material amendment to the Code of Ethics no later than six months following the amendment.

Sanctions

Upon discovering a violation of this Policy, Scout and or UMB Financial Corporation may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, fine, suspension or termination of the violator’s employment. For more information, please see the attached Exhibit A.

Records

Scout and the Scout Funds will be responsible for maintaining the following records:

1.	A copy of the Code of Ethics;

2.	A record of each Access Person;

3.	A record of any violation of the Code of Ethics and of any actions taken as a result of the violation;

4.	A copy of each written acknowledgement as described in the Section entitled “Certifications”;

5.	A copy of each report made by an Access Person as required under the Code of Ethics, including any information provided in lieu of reports in the form of duplicate trade confirmations or account statements;

6.	A record of any decisions, and the reasons supporting the decision, to approve the acquisition of securities in a Limited Offering by an Access Person; and

7.	A copy of each written report made to the Scout Funds board of trustees as described in the Section entitled “Reporting to SI Board of Directors and Scout Funds.”

A complete description of Scout and the Scout Funds’ recordkeeping responsibility under this Code of Ethics is contained in the Books and Records Policy.

Definitions

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

“Client” means an investment client of SI.

“Control” or “Controlled” shall be interpreted in accordance with Section 2(a)(9) of the Investment Company Act of 1940.

“Covered Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and Section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificate of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by money-market funds; (iv) shares issued by open-end registered investment companies other than a Scout Fund or other Reportable Fund; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Scout Funds or other Reportable Funds.

“Family Member” means any individual who is a member of a Supervised Person’s immediate family who lives in the Supervised Person’s household.

“Fixed Income Client” means any Client of SI that is managed by a portfolio manager within the Reams Asset Management division.

“Independent Trustee” means a Scout Fund trustee who is not an “interested person” of the Scout Funds within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Company” means a company registered as such under the Investment Company Act of 1940, including but not limited to, open-end mutual funds, close-end mutual funds, and unit investment trusts, but does not include a money market mutual fund.

“Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

“Purchase or sale of a Covered Security” means the purchase or sale of a Covered Security, including the writing of an option to purchase or sell a Covered Security, in which the Access Person has Beneficial Ownership.

“Reportable Fund” means any Investment Company for which SI acts as investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940 or any Investment Company whose investment adviser or principal underwriter Controls Scout, is Controlled by Scout or is under common Control with Scout.

“Security” or “Securities” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940 and Section 2(a)(36) of the Investment Company Act of 1940.

APPENDIX A – SCHEDULE OF POTENTIAL PENALTIES

First Violation	First Penalty
Reports not returned in timely manner	Report to Senior Management. Financial penalty of $25 per quarter

Accepting gifts that violate Provisions of the Code	Surrender difference between value of gift and $100

Failure to advise Compliance of broker, dealer or bank security accounts	Financial penalty of $25 per quarter

Failure to pre-clear trade prior to execution	Financial penalty of $50 per quarter

Blackout Restriction Violation	Financial penalty of $100 and disgorgement of profit made

For each additional violation occurring during a rolling 12-month period, the financial penalties mentioned above will increase by One-Hundred Percent (100%) for each occurrence.

For example, on a Failure to Preclear Violation:

1st Quarter with violation(s)	$50
2nd Quarter with violation(s)	$100
3rd Quarter with violation(s)	$200

Violations of the Code of Ethics (including but not limited to those listed above) may also include, but are not limited to, termination of employment, suspension, imposition of a fine, and/or disgorgement of profit. The SI or UMB Financial Corporation Chief Compliance Officer may determine that no action be taken as a result of a violation or issue warning letters depending upon circumstances of each violation.